                                                                    EXHIBIT 4(E)

                       FIRST AMENDMENT TO NOTE AGREEMENT
                       ---------------------------------

     Reference is hereby made to the Note Agreement dated as of February 15, 1997, as amended pursuant to a Waiver dated as of April 29, 1997 (together, the "Original Agreement"), and as amended hereby (the "Agreement"), among Material Sciences Corporation (the "Company"), Principal Mutual Life Insurance Company ("Principal"), Great-West Life & Annuity Insurance Company ("GWLA"), The Great-West Life Assurance Company ("GWLAC"), Nationwide Life Insurance Company ("Nationwide"), Nationwide Life and Annuity Insurance Company ("NLAIC") and West Coast Life Insurance Company (Principal, GWLA, GWLAC, Nationwide NLAIC and West Coast Life together, the "Purchasers"). This First Amendment to the Original Agreement is hereinafter referred to as the "First Amendment."

     WHEREAS, the Company has requested that the Purchasers agree to certain amendments to the Original Agreement; and

     WHEREAS, the Purchasers have agreed to such amendments in consideration of certain of the provisions set forth herein;

     IT IS THEREFORE AGREED THAT:


1.   Definitions.
     -----------

     (a) All defined terms used herein shall have the meanings assigned to such terms in the Original Agreement except as noted herein.

     (b) Section 5.1 of the Original Agreement shall be amended by adding thereto the following definitions:


          Amendment Request - That Amendment Request of the Company dated December, 1997 and provided to the Purchasers.

          Colorstrip Acquisition - The acquisition by the Company or a Subsidiary of substantially all of the assets of Colorstrip, Inc., as described in the Amendment Request.

          Consolidated Adjusted Net Income - Without duplication, consolidated net income and net losses of the Company and its Restricted Subsidiaries, as defined according to GAAP, after excluding the sum of (i) any net loss or any undistributed net income of any Subsidiary in which the Company has an ownership interest other than a Restricted Subsidiary; (ii) any net loss or any undistributed net income of any Subsidiary prior to the date it became a Restricted Subsidiary; (iii) any gain or net loss (net of any tax effect) resulting from the sale of any capital assets other than in the ordinary course of business;

____________________________

/1/ Nationwide is the owner of the Notes that were originally to be issued to West Coast.
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          (iv) extraordinary gains or losses; (v) gains resulting from the write-up of assets; (vi) any earnings of any Subsidiary unavailable for payment to the Company; (vii) proceeds of any insurance policy (other than business interruption and similar coverage); and (viii) reversal of any contingency reserves (excluding reserves established in the normal course of business, such as allowances for uncollectible accounts receivable and warranty reserves) not created during any applicable period.

               Consolidated Adjusted Net Income Available for Fixed Charges -The sum of (i) Consolidated Adjusted Net Income, (ii) income tax expense, as defined according to GAAP, (iii) depreciation and amortization expense, as defined according to GAAP and (iv) Fixed Charges.

               Fixed Charges - The sum of (i) interest expense and (ii) operating lease rental expense, both as defined according to GAAP.

               Qualified Public Offering - An underwritten public offering (or series of offerings) of capital stock of the Company in which the Company shall receive (or in the aggregate receive) net cash proceeds equaling not less than $20,000,000, and after giving effect thereto (including the application of proceeds therefrom) (i) the ratio of Consolidated Senior Debt to Consolidated Adjusted Total Capitalization shall not exceed 55% and (ii) the ratio of Total Indebtedness to Consolidated Adjusted Total Capitalization shall not exceed 60%.

2.   Payment of Amendment Fee.
     ------------------------

     Upon execution of this First Amendment, the Company shall pay to each Noteholder an amendment fee equal to each Noteholder's pro rata share (based on the unpaid principal amount of the Notes then outstanding) of an amount equal to
 .25% multiplied by the aggregate principal amount of the Notes outstanding.

3.   Amendments.
     ----------

     (a) The Original Agreement is amended by deleting therefrom Section 7.1 and inserting in lieu thereof the following:

               "SECTION 7.1 CONSOLIDATED ADJUSTED NET WORTH. The Company shall
                            -------------------------------
     not permit at any time its Consolidated Adjusted Net Worth to be less than the sum of (i) $105,000,000, (ii) the net cash proceeds of a Qualified Public Offering, and (iii) until such time as the ratio of Total Indebtedness to Consolidated Adjusted Total Capitalization is less than 45%, as measured on the last day of two consecutive fiscal quarters elapsed since the closing date of the Colorstrip Acquisition, 40% of Consolidated Adjusted Net Income for each semiannual period of the Company commencing after August 31, 1997, as measured as of the last day of each such fiscal semiannual period. If Consolidated

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          Adjusted Net Income for any semiannual fiscal period is a deficit, such deficit shall not reduce the amount of Consolidated Adjusted Net Worth required to be maintained pursuant to this covenant."

     (b)       The Original Agreement is amended by deleting therefrom Section
7.2 and inserting in lieu thereof the following:

               "SECTION 7.2  CONSOLIDATED SENIOR DEBT. The Company shall not at
                             ------------------------
          any time permit the ratio of Consolidated Senior Debt to Consolidated Adjusted Total Capitalization ("Senior Leverage Ratio") to exceed, as measured on the last day of each fiscal quarter, (x) 60.0% for the period from the closing date of the Colorstrip Acquisition through February 28, 1999, (y) 57.5% for the period from March 1, 1999 to February 29, 2000, and (z) 55.0% thereafter, provided that, if at any time the Company shall complete a Qualified Public Offering, thereafter the Senior Leverage Ratio shall not exceed 55%, as measured on the last day of each fiscal quarter."

     (c)       The Original Agreement is amended by deleting therefrom Section
7.3 and inserting in lieu thereof the following:

               "SECTION 7.3  TOTAL INDEBTEDNESS. The Company shall not permit at
                             ------------------
          any time the ratio of Total Indebtedness to Consolidated Adjusted Total Capitalization ("Total Leverage Ratio") to exceed, as measured on the last day of each fiscal quarter, (x) 65.0% for the period from the closing date of the Colorstrip Acquisition through February 28, 1999, (y) 62.5% for the period from March 1, 1999 to February 29, 2000, and (z) 60.0% thereafter; provided that, if at any time the Company shall complete a Qualified Public Offering, thereafter, the Total Leverage Ratio shall not exceed 60%, as measured on the last day of each fiscal quarter."

     (d) The Original Agreement is amended by adding thereto the following new Section 7.12:

               "SECTION 7.12  FIXED CHARGES COVERAGE. Until such time that ratio
                              ----------------------
          of Total Indebtedness to Consolidated Adjusted Total Capitalization is less than 45%, as measured on the last day of two consecutive fiscal quarters elapsed since the date of closing of the Colorstrip Acquisition, the Company shall maintain the ratio of Consolidated Adjusted Net Income Available For Fixed Charges to Fixed Charges as measured on the last day of any fiscal year at not less than 2.00 to 1 for the period of the four consecutive fiscal quarters ending on such date of determination."

4.  Representations and Warranties.
    ------------------------------

     (a) In order to induce the Purchasers to enter into this First Amendment, the Company confirms that (i) except as otherwise set forth in the Schedules attached hereto, each of the

                                      -3-
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representations and warranties set forth in the Original Agreement is true and correct in all material respects as of the date hereof, except that to the extent any such representation or warranty is stated to relate solely to an earlier date, the Company confirms that such representation or warranty was true and correct in all material respects as of such earlier date and (ii) no Default or Event of Default (which has not been cured pursuant to amendments made hereunder) has occurred and is continuing.

     (b) The Company represents and warrants that it has the requisite corporate power and authority to enter into this First Amendment and to otherwise carry out the transactions contemplated by this First Amendment.

     (c) The Company represents and warrants that this First Amendment has been duly authorized by all necessary corporate action on the part of the Company and that this First Amendment has been executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles regardless of whether enforcement is sought in equity or at law.

     (d) Neither the Amendment Request nor any other written statement or document furnished by or on behalf of the Company in connection with this First Amendment, taken together, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein, in light of the circumstances under which made, not misleading. The financial projections contained in the Amendment Request are forward-looking statements based on estimates and assumptions that are inherently uncertain and, though considered reasonable by the Company, are subject to significant business and economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company. Accordingly, there can be no assurances that the forecasted results will be realized or that actual results will not be significantly higher or lower than forecasted.

     (e) The execution, delivery and performance by the Company of this First Amendment will not violate any provision of any law, rule, regulation or ordinance or any order, judgment, decree or ruling of any court, arbitrator, governmental authority or agency applicable to the Company and will not result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any Lien on any property of the Company under the provisions

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of, any charter document, by-law, loan, agreement or any other material agreement or material instrument to which it is a party or by which it or its property may be bound or affected.


5.   Counterparts.
     ------------

          This First Amendment may be executed by the parties hereto individually, or in any combination of the parties hereto in several counterparts, all of which taken together shall constitute one and the same First Amendment.


6.   Conditions to Effectiveness.
     ---------------------------

          The effectiveness of the Purchasers' agreement to this First Amendment is subject to the satisfaction on or prior to the date hereof of each of the following conditions:

          (a)  Delivery to the Purchasers of each of the following documents:

                    (i) copies of this First Amendment executed by the Company; and

                    (ii) payment to each Purchaser of the Amendment fee
                 described in Section 2 hereof.

          (b)  payment of fees and expenses of counsel to the Purchaser.


7.   Ratification and Acknowledgment.
     -------------------------------

          All of the representations, warranties, provisions, covenants, terms and conditions of the Original Agreement not amended herein shall remain unaltered and in full force and effect. The Original Agreement, as amended hereby, is in all respects agreed to, ratified and confirmed by the Company. The Company acknowledges and agrees that the amendments granted herein shall not be construed as establishing a course of conduct on the part of the Purchasers upon which the Company may rely at any time in the future.


8.   Reference to and Effect on the Agreement.
     ----------------------------------------

          Upon the effectiveness of this First Amendment, each reference in the Original Agreement and in other documents describing or referencing the Original Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import referring to the Original Agreement, shall mean and be a reference to the Original Agreement, as amended hereby.

                                      -5-
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Dated as of this _______ day of January, 1998.

                                   MATERIAL SCIENCES CORPORATION

                                   By:________________________________________
                                   Its:

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

PRINCIPAL MUTUAL LIFE INSURANCE COMPANY

By:  _____________________________
Title:

By:  _____________________________
Title:


GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By:  _____________________________
Title:

By:  _____________________________
Title:


THE GREAT-WEST LIFE ASSURANCE COMPANY

By:  _____________________________
Title:

By:  _____________________________
Title:


NATIONWIDE LIFE INSURANCE COMPANY

By:  ______________________________
Title:


NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

By:  ______________________________
Title:

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